UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 9, 2021

SMARTMETRIC, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54853	05-0543557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89109

(Address of Principal Executive Offices) (Zip Code)

702-990-3687
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 9, 2021, SmartMetric, Inc. (the “Company”) entered into a Series C Preferred Stock Purchase Agreement dated as of April 7, 2021 (the “Purchase Agreement”) with Geneva Roth Remark Holdings, Inc. (“Geneva”), whereby Geneva purchased from the Company and the Company sold and issued seventy-two thousand fifty (72,050) shares of Series C Preferred Stock of the Company (the “Series C Preferred Stock”) for an aggregate purchase price of $65,500.00 (the “Purchase Price”).

After payment of transaction-related expenses, net proceeds to the Company from the sale and issuance of the Series C Preferred Stock totaled $62,000. The Company is obligated to use the proceeds from the Purchase Agreement for general working capital purposes.

The shares of Series C Preferred Stock have such designations, rights, and preferences as set forth in the certificate of designation filed with the Secretary of State of the State of Nevada on January 14, 2019 (the “Certificate of Designation”), as previously disclosed by the Company in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 18, 2019. The shares of Series C Preferred Stock have a stated value of $1.00 per share, are convertible into Common Stock at a price per share equal to 71% of the average of the lowest two (2) closing prices of the Common Stock during the fifteen (15) Trading Day (as defined in the Certificate of Designation) period ending on the last complete Trading Day prior to the Conversion Date (as defined in the Certificate of Designation). Geneva may not convert the shares of Series C Preferred Stock to the extent that such conversion would result in beneficial ownership by Geneva and its affiliates of more than 4.99% of the issued and outstanding Common Stock of the Company.

Pursuant to the terms of the Purchase Agreement, the Company shall reserve 26,301,219 shares of its authorized and unissued common stock, par value $0.001 per share (the “Common Stock”), free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Series C Preferred Stock held by Geneva.

The Purchase Agreement contains certain customary representations, warranties, covenants, and events of default. The closing occurred following the satisfaction of customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The issuance of the securities set forth herein was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual entity and the Company; and (f) the recipient of the securities is an accredited investor.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Series C Preferred Stock Purchase Agreement by and between the Company and Geneva Roth Remark Holdings, Inc., dated April 7, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTMETRIC, INC.

Date: April 14, 2021	By:	/s/ Chaya Hendrick
Chaya Hendrick, President, Chief Executive Officer, and Chairman

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